Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Shreya Acquisition Group

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one right, with each right entitling the holder to one-fifth of one ordinary share(2)	457(a)	4,600,000	$10.00	$46,000,000	$0.00013810	$6,352.60
Fees to Be Paid	Equity	Class A ordinary shares included as part of the units(4)	457(g)	4,600,000	$-	-	-	-
Fees to Be Paid	Equity	Rights, with each right entitling the holder to receive one-fifth of one Class A ordinary share(4)	457(g)	4,600,000	-	-	-	-
Fees to Be Paid	Equity	Class A ordinary shares underlying the rights(5)	457(g)	1,437,500	10.00	14,375,000	0.0001381	1,985.19
Fees Previously Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one right, with each right entitling the holder to one-fifth of one ordinary share(3)	457(a)	6,900,000	$10.00	$69,000,000	0.0001531	$10,563.90
Fees Previously Paid	Equity	Class A ordinary shares included as part of the units(3)	457(g)	6,900,000	-	-	-	-	(4)
Fees Previously Paid	Equity	Rights, with each right entitling the holder to receive one-fifth of one Class A ordinary share(4)	457(g)	6,900,000	-	-	-	-	(4)
Fees Previously Paid	Equity	Class A Ordinary Shares Underlying the Rights	457(g)	862,500	10.00	8,625,000	0.0001531	1,320.49

Total Offering Amounts						$138,000,000		20,222.18
Total Fees Previously Paid								11,884.39
Net Fee Due								$8,337.79

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 1,500,000 units, consisting of 1,500,000 Class A ordinary shares and 1,500,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)	Includes 920,000 Class A ordinary shares being registered with this amendment and 517,500 Class A ordinary shares underlying the rights included on the fee table for the initial filing.